EXHIBIT 99.1



                                  PRESS RELEASE
                   FOR RELEASE DECEMBER 15, 2008 AT 4:00 P.M.

                          For More Information Contact
                      Joseph J. Bouffard, BCSB Bancorp, Inc
                                President and CEO
                     (410) 248-9130 email:jbouffard@bcsb.net


                BCSB BANCORP, INC. RECEIVES PRELIMINARY APPROVAL
          TO PARTICIPATE IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM

BALTIMORE, MD BCSB Bancorp, Inc. (Nasdaq: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., announced that it has received preliminary approval of its application to participate in the Capital Purchase Program (CPP) established by the United States Department of the Treasury (the Treasury) under the Emergency Economic Stabilization Act of 2008.

"We are pleased to be a part of this program," commented Joe Bouffard, President, BCSB Bancorp, Inc. "These funds are only available to financially sound organizations, like our Company, and will help support our lending activities to homeowners and small businesses in our local community."

The CPP is a voluntary program available only to financially sound institutions to build capital levels to support the U.S. economy by increasing the amount of available credit to businesses and consumers. As a participant in the CPP, BCSB Bancorp. Inc. could receive up to $10,800,000 in capital from the Treasury in exchange for the issuance of shares of preferred stock. Additionally, the Treasury will receive warrants to purchase an additional $1.6 million of BCSB Bancorp. Inc.'s common stock for a exercise price to be determined when the transaction closes. The non-voting senior preferred shares to be issued to the Treasury will receive a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed.

Participation in the program is subject to the Treasury Department's standard terms and conditions, and sale of preferred shares is subject to the completion and review of necessary documentation.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bancorp, Inc. and provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

THIS PRESS RELEASE CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING, AS THAT TERM IS DEFINED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 OR THE SECURITIES AND EXCHANGE COMMISSION IN ITS RULES, REGULATIONS AND RELEASES. THE COMPANY INTENDS THAT SUCH FORWARD-LOOKING STATEMENTS BE SUBJECT TO THE SAFE HARBORS CREATED THEREBY. ALL FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS REGARDING IMPORTANT RISK FACTORS, INCLUDING BUT NOT LIMITED TO REAL ESTATE VALUES, MARKET CONDITIONS, THE IMPACT OF INTEREST RATES ON FINANCING, AND LOCAL AND NATIONAL ECONOMIC FACTORS. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, AND THE MAKING OF SUCH STATEMENTS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT RESULTS EXPRESSED HEREIN WILL BE ACHIEVED.